Exhibit 4.7

FACILITY AGREEMENT

FACILITY AGREEMENT (this “Agreement”), dated as of December 31, 2012, between Flamel US Holdings Inc., a Delaware Corporation (the “Borrower”), and the lenders set forth on Schedule 1 attached hereto (the “Lenders” and, together with the Borrower, the “Parties”).

WITNESSETH:

WHEREAS, the Borrower wishes to borrow from the Lenders fifteen million Dollars ($15,000,000) for the purpose described in Section 2.1; and

WHEREAS, the Lenders desire to make, loans to the Borrower for such purpose,

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.1           General Definitions. Wherever used in this Agreement, the Exhibits or the Schedules attached hereto, unless the context otherwise requires, the following terms have the following meanings:

“Affiliate” means, with respect to any Person, any other Person:

(a)          that owns, directly or indirectly, in the aggregate more than 10% of the beneficial ownership interest of such Person;

(b)          that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such Person; or

(c)          that directly or indirectly is a general partner, controlling shareholder, or managing member of such Person.

“Applicable Laws” means all statutes, rules and regulations of the U.S. Food and Drug Administration (“FDA”) and of other Governmental Authorities in the United States or elsewhere exercising regulatory authority similar to that of the FDA applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product manufactured or distributed by or on behalf of the Borrower or its Subsidiaries.

“Authorizations” has the meaning set forth in Section 3.1(p).

“SEC Reports” means the annual, quarterly and periodic reports filed by SA with the SEC.

“Business Day” means a day on which banks are open for business in The City of New York.

“Coreg Receivables” has the meaning set forth in Exhibit B hereto.

“Code” means the Internal Revenue Code of 1986, as amended, and any Treasury Regulations promulgated thereunder.

“Default” means any event which, at the giving of notice, lapse of time or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an Event of Default.

“Disbursement” and “Disbursement Date” have the meaning given to it in Section 2.2.

“Dollars” and the “$” sign mean the lawful currency of the United States of America.

“Event of Default” has the meaning given to it in Section 5.4.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, including the rules and regulations promulgated thereunder.

“Excluded Taxes” means with respect to any Lender, (a) income or franchise Taxes imposed on (or measured by) such Lender’s net income by the United States of America, or by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender is organized or incorporated or in which the applicable lending office of such Lender is located, (b) any branch profits Taxes imposed by the United States of America, or (c) any withholding Tax that is imposed on amounts payable to the Lender at the time the Lender becomes a party to this Agreement (or designates a new lending office) or is directly attributable to such Lender’s failure or inability to comply with Section 2.5(d), except to the extent that the Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Tax pursuant to Section 2.5(a) or is legally unable to comply with Section 2.5(d) as a result of any change in the laws of the United States of America, the British Virgin Islands or France occurring subsequent to the date such Lender becomes a party to this Agreement (or designates a new lending office).

“Final Payment” means such amount as may be necessary to repay the outstanding principal amount of the Notes and any other amounts owing by the Borrower to the Lenders pursuant to the Transaction Documents.

“Final Payment Date” means the earlier of (i) the date on which the Borrower repays the Notes (together with any other amounts accrued and unpaid under the Transaction Documents) and (ii) the fourth anniversary of the date hereof.

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“GAAP” means generally accepted accounting principles consistently applied as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the accounting profession).

“Government Authority” means any government, governmental department, ministry, cabinet, commission, board, bureau, agency, tribunal, regulatory authority, instrumentality, judicial, legislative, fiscal, or administrative body or entity, whether domestic or foreign, federal, state or local, having jurisdiction over the matter or matters and Person or Persons in question.

“Guaranties” means the Guaranty by SA and affiliates of Flamel US Holdings Inc. for the benefit of the (i) Lenders of the obligations of the Borrower under this Agreement (the “FA Guaranty”)and (ii) Buyers (as defined in the Royalty Agreement)of the obligations of the Payor under the Royalty Agreement (the “RA Guaranty”).

“Hedging Obligations” means all liabilities under take-or-pay or similar arrangements or under any interest rate swaps, caps, floors, collars and other interest hedge or protection agreements, treasury locks, equity forward contracts, currency agreements or commodity purchase or option agreements or other interest or exchange rate or commodity price hedging agreements and any other derivative instruments, in each case, whether the Borrower and its Subsidiaries is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which liabilities the Borrower or its Subsidiaries otherwise assures a creditor against loss.

“Indebtedness” means the following:

(i)          all indebtedness for borrowed money;

(ii)         the deferred purchase price of assets or services (other than payables) which in accordance with GAAP would be shown to be a liability (or on the liability side of a balance sheet);

(iii)        all guarantees of Indebtedness;

(iv)         the maximum amount of all letters of credit issued or acceptance facilities established for the account of the Borrower and any of its Subsidiaries, including without duplication, all drafts drawn thereunder;

(v)          all capitalized lease obligations;

(vi)         all indebtedness of another Person secured by any Lien on any property of the Borrower or its Subsidiaries, whether or not such indebtedness has been assumed or is recourse (with the amount thereof, in the case of any such indebtedness that has not been assumed by the Borrower or its Subsidiaries, being measured as the lower of (x) fair market value of such property and (y) the amount of the indebtedness secured);

(vii)        all Hedging Obligations; and

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(viii)      indebtedness created or arising under any conditional sale or title retention agreement.

“Indemnified Person” has the meaning given to it in Section 6.11.

“Indemnified Taxes” means all Taxes including Other Taxes, other than Excluded Taxes.

“Indemnity” has the meaning given to it in Section 6.11.

“Interest Rate” means 12.5% simple interest per annum.

“IP” and “Intellectual Property” have the meaning given to it in Section 3.1(l).

“Lien” means any lien, pledge, preferential arrangement, mortgage, security interest, deed of trust, charge, assignment, hypothecation, title retention, privilege or other encumbrance on or with respect to property or interest in property.

“Loan” means the loan made available by the Lenders to the Borrower pursuant to Section 2.2 in the amount of fifteen million Dollars ($15,000,000) or, as the context may require, the principal amount thereof from time to time outstanding.

“Loss” has the meaning given to it in Section 6.11.

“Material Adverse Effect” means a material adverse effect on the business, operations, condition (financial or otherwise) or assets of the Borrower and its Subsidiaries, taken as a whole.

“Notes” means the Notes issued to the Lenders evidencing the Loan in the form attached hereto as Exhibit B.

“Obligations” means all obligations (monetary or otherwise) of the Borrower arising under or in connection with the Transaction Documents.

“Organizational Documents” means the documents under which the Borrower was organized, each as amended to date, of this Agreement.

“Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, duties, other charges or similar levies, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment) arising from any payment made hereunder or from the execution, delivery, registration or enforcement of, or otherwise with respect to, any Transaction Document.

“Permitted Indebtedness” means:

(i)          The Obligations;

(ii)         Item (ii) (including any earnout and other similar obligations incurred to a seller in an acquisition) under the definition of Indebtedness;

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(iii)        Item (v) under the definition of Indebtedness;

(iv)         Indebtedness secured by purchase money Liens; provided that such Indebtedness when incurred by the Borrower or any of its Subsidiaries shall not exceed the purchase price of the asset(s) financed;

(v)          Indebtedness of any Person acquired pursuant to an acquisition, provided that such Indebtedness is either (i) not incurred in contemplation of or in connection with such acquisition or (ii) constitutes Indebtedness owing to the seller of the assets acquired in such acquisition;

(vi)         Indebtedness existing as of the date hereof and set forth on Exhibit C attached hereto;

(vii)        [Reserved].

(viii)      Hedging Obligations incurred in the ordinary course of business not for speculative purposes;

(ix)         Indebtedness for borrowed money subordinated to the Notes by documentation that is reasonably acceptable to the Borrower in form and content;

(x)          Indebtedness in respect of letters of credit in an aggregate outstanding amount not to exceed $750,000 at any time;

(xi)         Performance bonds, surety bonds, bank guaranties and similar instruments incurred in the ordinary course of business;

(xii)        Guarantees with respect to any Permitted Indebtedness;

(xiii)      [Reserved];

(xiv)        Indebtedness in an aggregate amount outstanding at any time of not more than $15,000,000 that is subordinated in right of payment to the Notes pursuant to a Subordination Agreement satisfactory in form and content to the Lenders;

(xv)         Indebtedness in an aggregate amount of 15,000,000 Euros outstanding at any one time from a Government Authority of The Republic of France;

(xvi)        Indebtedness incurred to pay the promissory note provided for in Section 2(j) of the Warrants;

(xvii)      Indebtedness incurred to purchase equipment; and

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(xviii)     Any refinancings, renewals, extensions, increases or replacements of Indebtedness listed in clauses (ii), (iii), (iv) and (v) so long as no such Indebtedness shall be refinanced for a principal amount in excess of the principal balance outstanding thereon at the time of such refinancing.

“Permitted Liens” means:

(i)          Liens existing on the date hereof and set forth on Exhibit D attached hereto, and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by clause (iii), (iv) or (vi) of the definition of Permitted Indebtedness;

(ii)         Liens in favor of the Lenders;

(iii)        Statutory Liens created by operation of applicable law;

(iv)         Liens arising in the ordinary course of business and securing obligations that are not more than 30 days past due or are being contested in good faith by appropriate proceedings;

(v)          Liens for taxes, assessments or governmental charges or levies not more than 30 days past due and payable or that are being contested in good faith by appropriate proceedings;

(vi)         Liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default;

(vii)        Liens in favor of financial institutions arising in connection with the Borrower’s or its Subsidiaries’ accounts maintained in the ordinary course of the Borrower’s and its Subsidiaries’ business held at such institutions to secure standard fees for services charged by, but not financing made available by, such institutions;

(viii)      Liens securing Indebtedness permitted pursuant to clauses (iii), (iv) and (v) of the definition of Permitted Indebtedness;

(ix)         Lessor liens;

(x)          Pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation;

(xi)         Deposits to secure (i) the performance of tenders, bids, trade contracts, licenses and leases, statutory obligations, surety bonds, performance bonds, bank guaranties and other obligations of a like nature incurred in the ordinary course of business (including earnest money deposits in respect of any acquisition), or (ii) indemnification obligations relating to any disposition;

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(xii)        Easements, rights of way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially interfere with the ordinary conduct of the business of the applicable Person;

(xiii)      Leases, licenses or subleases granted to others not interfering in any material respect with the business of the Borrower and its Subsidiaries;

(xiv)        Liens of a collection bank arising under Section 4-210 of the Uniform Commercial Code (or equivalent in foreign jurisdictions) on items in the course of collection;

(xv)         Licenses of intellectual property granted by the Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of business of the Borrower and its Subsidiaries;

(xvi)        Good faith deposits required in connection with any acquisition;

(xvii)      To the extent constituting a Lien, escrow arrangements securing indemnification obligations associated with any acquisition;

(xviii)     Liens (i) on advances of cash or cash equivalents in favor of the seller of any property to be acquired by the Borrower or any of its Subsidiaries to be applied against the purchase price for such acquisition; provided, that (x) the aggregate amount of such advances of cash or cash equivalents shall not exceed the purchase price of such acquisition and (y) the property is acquired within 90 days following the date of the first such advance so made; and (ii) consisting of an agreement to dispose of any property in a disposition of assets, in each case, solely to the extent such acquisition or disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(xix)        Liens on cash collateral securing reimbursement obligations of the Borrower and its Subsidiaries under letters of credit;

(xx)         Liens not otherwise permitted hereunder in respect of obligations in an aggregate amount not to exceed $500,000 at any time outstanding.

“Person” means and includes any natural person, individual, partnership, joint venture, corporation, trust, limited liability company, limited company, joint stock company, unincorporated organization, government entity or any political subdivision or agency thereof, or any other entity.

“Register” has the meaning set forth in Section 1.4.

“Royalty Agreement” means that certain Royalty Agreement in the form attached hereto as Exhibit E.

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“SA” means Flamel Technologies SA

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder.

“Security Agreements” mean (A) agreements governed by the laws of France pursuant to which (i) SA grants to the Lenders a lien on its property, plant and equipment located in Pessac, France to secure its obligations under its FA Guaranty and its RA Guaranty (the “Flamel FA/RA Guaranties”)and (ii) SA grants to the Buyers a lien on the Coreg Receivables to secure its obligations under the Flamel FA/RA Guaranties and (B) an agreement governed by the laws of New York pursuant to which Eclat Pharmaceuticals, LLC grants to the Buyers (as defined in the Royalty Agreement) a lien on its Product Regulatory Rights and its Proprietary Rights (as such terms are defined in the Royalty Agreement) to secure its obligations under the Royalty Agreement.

“Subsidiary or Subsidiaries” means, as to the Borrower, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

“Taxes” means all present or future taxes, levies, imposts, stamp or other duties, fees, assessments, deductions, withholdings, all other governmental charges, and all liabilities with respect thereto, together with any interest, fees, additions to tax or penalties applicable thereto (including by reason of any delay in payment).

“Transaction Documents” means this Agreement, the Notes, the Security Agreements, the Guaranties, the Royalty Agreement and any other document or instrument delivered in connection with any of the foregoing and dated the date of this Agreement or subsequent to such date, whether or not specifically mentioned herein or therein.

“Warrants” mean the Warrants issued by the Borrower pursuant to that certain Membership Interest Purchase Agreement made and entered into as of March 13, 2012, by and among Eclat Holdings, LLC, Eclat Pharmaceuticals, LLC, SA and the Borrower.

Section 1.2           Interpretation. In this Agreement, unless the context otherwise requires, all words and personal pronouns relating thereto shall be read and construed as the number and gender of the party or parties requires and the verb shall be read and construed as agreeing with the required word and pronoun; the division of this Agreement into Articles and Sections and the use of headings and captions is for convenience of reference only and shall not modify or affect the interpretation or construction of this Agreement or any of its provisions; the words “herein,” “hereof,” “hereunder,” “hereinafter” and “hereto” and words of similar import refer to this Agreement as a whole and not to any particular Article or Section hereof; the words “include,” “including,” and derivations thereof shall be deemed to have the phrase “without limitation” attached thereto unless otherwise expressly stated; references to a specified Article, Exhibit, Section or Schedule shall be construed as a reference to that specified Article, Exhibit, Section or Schedule of this Agreement; and any reference to any of the Transaction Documents means such document as the same shall be amended, supplemented or modified and from time to time in effect.

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Section 1.3           Business Day Adjustment. If the day by which a payment is due to be made is not a Business Day, that payment shall be made by the next succeeding Business Day unless that next succeeding Business Day falls in a different calendar month, in which case that payment shall be made by the Business Day immediately preceding the day by which such payment is due to be made.

Section 1.4

(a)          The Borrower shall record on its books and records the amount of the Loan, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Loan made by the Lenders to the Borrower and the interest and payments thereon.

(b)          The Borrower shall establish and maintain at its address referred to in Section 6.1, a record of ownership (the “Register”) in which the Borrower agrees to register by book entry the interests (including any rights to receive payment hereunder) of each Lender in the Loan, and any assignment of any such interest, and (ii) accounts in the Register in accordance with its usual practice in which it shall record (1) the names and addresses of the Lenders (and any change thereto pursuant to this Agreement), (2) the amount of the Loan and each funding of any participation therein, (3) the amount of any principal or interest due and payable or paid, and (4) any other payment received by the Lenders from the Borrower and its application to the Loan.

(c)          Notwithstanding anything to the contrary contained in this Agreement, the Loan (including any Notes evidencing the Loan) is a registered obligation, the right, title and interest of the Lenders and their assignees in and to the Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 1.4 shall be construed so that the Loan is at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code.

(d)          The Borrower and the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for access by the Borrower or such Lender at any reasonable time and from time to time upon reasonable prior notice.

ARTICLE 2

AGREEMENT FOR THE LOAN

Section 2.1           Use of Proceeds. The proceeds of the Loan will be used for working capital without limitation as to its use, except as otherwise prohibited by the Transaction Documents.

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Section 2.2           Disbursement. Subject to satisfaction of the conditions contained in Article 4, the Loan shall be made (the “Disbursement”) on such date as the Borrower and the Lenders shall determine (the “Disbursement Date”). The Lenders shall effect the Disbursement on the Disbursement Date in accordance with their respective allocations set forth on Schedule 1. The Borrower’s wire instructions for its account located in the United States are attached as Schedule 2.

Section 2.3           Payment. (a) The Borrower shall remit the Final Payment to the Lenders on the earlier to occur of (i) the Final Payment Date and (ii)  the date the principal amount of the Notes is declared to be or automatically becomes due and payable following an Event of Default. Purchaser shall remit to the Lenders 10%, 20%, 30%, and 40%, respectively, of the original aggregate principal amount of the Notes on July 1, 2014 and the second, third and fourth anniversaries, respectively, of the Disbursement Date.

(a)          The Notes may be prepaid in whole or in part on any Interest Payment Date after the first anniversary of the date of this Agreement, together with interest due on such date, without any premium or penalty and may not be prepaid prior to such date. Each prepayment shall be applied first, to accrued and unpaid interest and second, to principal and shall be allocated among the Lenders in accordance with their respective allocations set forth on Schedule 1.

Section 2.4           Payments. Payments of any amounts due to the Lenders under this Agreement shall be made in Dollars in immediately available funds prior to 11:00 a.m New York City time on such date that any such payment is due, at such bank or places as the Lenders shall from time to time designate in writing at least 5 Business Days prior to the date such payment is due. The Borrower shall pay all and any costs (administrative or otherwise) imposed by banks, clearing houses, or any other financial institution, in connection with making any payments under any of the Transaction Documents, except for any costs imposed by the Lenders’ banking institutions.

Section 2.5           Taxes, Duties and Fees.

(a)          Any and all payments hereunder or under any other Transaction Document shall be made, in accordance with this Section 2.5, free and clear of and without deduction for any and all present or future Indemnified Taxes except as required by applicable law. If Borrower shall be required by law to deduct any Indemnified Taxes from or in respect of any sum payable hereunder or under any other Transaction Document, (i) the sum payable shall be increased by as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.5) the Lenders shall receive an amount equal to the sum they would have received had no such deductions been made (any and all such additional amounts payable to Lenders shall hereafter be referred to as the “Additional Amounts”), (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law. Within thirty (30) days after the date of any payment of such Taxes, Borrower shall furnish to the applicable Lender the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to such Lender.

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(b)          In addition, Borrower agrees to pay, and authorizes Lenders to pay in its name, all Other Taxes. Within 30 days after the date of any payment of Other Taxes, Borrower shall furnish to Lenders the original or a certified copy of a receipt evidencing payment thereof or other evidence of such payment reasonably satisfactory to Lenders.

(c)          Borrower shall reimburse and indemnify, within 10 days after receipt of demand therefor, each Lender for all Indemnified Taxes (including all Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.5(c)) paid by such Lender, whether or not such Indemnified Taxes were correctly or legally asserted. A certificate of the applicable Lender(s) setting forth the amounts to be paid thereunder and delivered to Borrower shall be conclusive, binding and final for all purposes, absent manifest error.

(d)          Each Lender (other than a Foreign Person (as hereinafter defined)) on or before the date hereof shall provide to Borrower a properly completed and executed IRS Form W-9 certifying that such Lender is organized under the laws of the United States. Each Lender organized under the laws of a jurisdiction outside the United States (a “Foreign Person”) that is entitled to an exemption from or reduction in U.S. withholding tax shall provide Borrower with a properly completed and executed IRS Form W-8ECI, W-8BEN, W-8IMY or other applicable form, or any other applicable certificate or document reasonably requested by the Borrower, and, if such Foreign Person that is relying on the portfolio interest exception of Section 871(h) or Section 881(c) of the Code (or any successor provision thereto), shall also provide the Borrower with a certificate (the “Portfolio Interest Certificate”) representing that such Foreign Person is not a “bank” for purposes of Section 881(c) of the Code (or any successor provision thereto), is not a 10% holder of the Borrower described in Section 871(h)(3)(B) of the Code (or any successor provision thereto), is not a controlled foreign corporation receiving interest from a related person (within the meaning of Sections 881(c)(3)(C) and 864(d)(4) of the Code, or any successor provisions thereto) and is not a conduit entity participating in a conduit Transaction arrangement as defined in Treasury Regulation Section 1.881-3 (or any successor provision thereto). Each Lender shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms and shall promptly notify the Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(e)          If a Lender determines in good faith that it has received a refund from a Government Authority relating to Taxes in respect of which the Borrower paid Additional Amounts or made a payment pursuant to Section 2.5(c), such Lender shall promptly pay such refund to the Borrower, net of all out-of-pocket expense (including any Taxes imposed thereon) of such Lender incurred in obtaining such refund, provided that the Borrower, upon the request of such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender if such Lender is required to repay such refund to such Governmental Authority. Nothing in this Section shall require any Lender to disclose any information it deems confidential (including, without limitation, its tax returns) to any Person, including Borrower.

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Section 2.6           Costs, Expenses and Losses. If, as a result of any failure by the Borrower to pay any sums due under this Agreement on the due date therefor (after the expiration of any applicable grace periods), the Lenders shall incur costs, expenses and/or losses, by reason of the liquidation or redeployment of deposits from third parties or in connection with obtaining funds to make or maintain the Disbursement, the Borrower shall pay to the Lenders upon request by the Lenders, the amount of such costs, expenses and/or losses within fifteen (15) days after receipt by it of a certificate from the Lenders setting forth in reasonable detail such costs, expenses and/or losses, along with supporting documentation. For the purposes of the preceding sentence, “costs, expenses and/or losses” shall include, without limitation, any interest paid or payable to carry any unpaid amount and any loss, premium, penalty or expense which may be incurred in obtaining, liquidating or employing deposits of or borrowings from third parties in order to make, maintain or fund the Loan or any portion thereof.

Section 2.7           Interest. The outstanding principal amount of the Notes shall bear interest at the Interest Rate (calculated on the basis of the actual number of days elapsed in each month). Interest shall be paid quarterly in arrears commencing on April 1, 2013 and on the first Business Day of each July, October, January and April thereafter (each, an “Interest Payment Date”).

Section 2.8           Interest on Late Payments. Without limiting the remedies available to the Lenders under the Transaction Documents or otherwise, to the maximum extent permitted by applicable law, if the Borrower fails to make a required payment of principal or interest with respect to the Loan when due the Borrower shall pay, in respect of such principal and interest at the rate per annum equal to the Interest Rate plus ten percent (10%) for so long as such payment remains outstanding. Such interest shall be payable on demand.

Section 2.9.          Fee and Costs On the Disbursement Date, the Borrower shall pay to such entity as the Lenders shall direct a fee of $112,500 for entering into the transaction contemplated by the Transaction Documents and shall reimburse the Lenders of the legal costs and expense it incurred in effecting such transaction.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Section 3.1           Representations and Warranties of the Borrower. The Borrower represents and warrants as of the date hereof that except as set forth in a Schedule to this Agreement or the SEC Reports for the year ended December 31, 2011 or the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012:

(a)          The Borrower is conducting its business in compliance with its Organizational Documents, which are in full force and effect with no defaults outstanding thereunder.

(b)          No Default or Event of Default (or any other default or event of default, however described) has occurred under any of the Transaction Documents.

(c)          The Borrower (i) is capable of paying its debts as they fall due, is not unable and has not admitted its inability to pay its debts as they fall due, (ii) is not bankrupt or insolvent and (iii) has not taken action, and no such action has been taken by a third party, for the Borrower’s winding up, dissolution, or liquidation or similar executory or judicial proceeding or for the appointment of a liquidator, custodian, receiver, trustee, administrator or other similar officer for the Borrower or any or all of its assets or revenues.

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(d)          No Lien exists on the Borrower’s assets, except for Permitted Liens.

(e)          The obligation of the Borrower to make any payment under this Agreement (together with all charges in connection therewith) is absolute and unconditional, and there exists no right of setoff or recoupment, counterclaim, cross-claim or defense of any nature whatsoever to any such payment.

(f)          No Indebtedness of the Borrower exists other than Permitted Indebtedness.

(g)          The Borrower is validly existing as a corporation in good standing under the laws of Delaware. The Borrower has full power and authority to own its properties and conduct its business, and is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction in which the conduct of its business makes such qualification necessary and in which the failure to so qualify would not have a Material Adverse Effect.

(h)          There is not pending or, to the knowledge of the Borrower, threatened, any action, suit or other proceeding before any Governmental Authority (a) to which the Borrower is a party or (b) which has as the subject thereof any assets owned by the Borrower. There are no current or, to the knowledge of the Borrower, pending, legal, governmental or regulatory enforcement actions, suits or other proceedings to which the Borrower or any of its assets is subject.

(i)          The Transaction Documents have been duly authorized, executed and delivered by the Borrower, and constitute a valid, legal and binding obligation of the Borrower enforceable in accordance with its terms, except as such enforceability may be limited by applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally. The execution, delivery and performance of the Transaction Documents by the Borrower and the consummation of the transactions therein contemplated will not (A) conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien upon any assets of the Borrower pursuant to, any agreement to which the Borrower is a party or by which the Borrower is bound or to which any of the assets of the Borrower is subject, (B) result in any violation of or conflict with the provisions of the Organizational Documents or (C) result in the violation of any law or any judgment, order, rule, regulation or decree of any Governmental Authority. No consent, approval, authorization or order of, or registration or filing with any Governmental Authority is required for the execution, delivery and performance of any of the Transaction Documents or for the consummation by the Borrower of the transactions contemplated hereby except filings contemplated with the Security Agreements and the Borrower has the corporate power and authority to enter into the Transaction Documents and to consummate the transactions contemplated under the Transaction Documents.

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(j)          The Borrower holds, and is operating in compliance in all material respects with, all franchises, grants, authorizations, licenses, permits, easements, consents, certificates and orders of any Governmental Authority (collectively, “Necessary Documents”) required for the conduct of its business and all Necessary Documents are valid and in full force and effect; and the Borrower has not received written notice of any revocation or modification of any of the Necessary Documents and the Borrower has no reason to believe that any of the Necessary Documents will not be renewed in the ordinary course, and the Borrower is in compliance in all material respects with all applicable federal, state, local and foreign laws, regulations, orders and decrees applicable to the conduct of its business.

(k)          The Borrower has good and marketable title to all of its assets free and clear of all Liens except Permitted Liens. The property held under lease by the Borrower is held under valid, subsisting and enforceable leases with only such exceptions with respect to any particular lease as do not interfere in any material respect with the conduct of the business of the Borrower.

(l)          The Borrower owns or has the right to use pursuant to a valid and enforceable written license, implied license or other legally enforceable right, all of the Intellectual Property (as defined below) that is necessary for the conduct of its business as currently conducted (the “IP”). To the knowledge of the Borrower, the IP that is registered with or issued by a Governmental Authority is valid and enforceable; there is no outstanding, pending, or, to the knowledge of the Borrower, threatened action, suit, other proceeding or claim by any third person challenging or contesting the validity, scope, use, ownership, enforceability, or other rights of the Borrower in or to any IP and the Borrower has not received any written notice regarding, any such action, suit, or other proceeding. To the knowledge of the Borrower, the Borrower has not infringed or misappropriated any material rights of others. To the knowledge of the Borrower, there is no pending or threatened action, suit, other proceeding or claim by others that the Borrower infringes upon, violates or uses the Intellectual Property rights of others without authorization, and the Borrower has not received any written notice regarding, any such action, suit, other proceeding or claim. The Borrower is not a party to or bound by any options, licenses, or agreements with respect to IP. The term “Intellectual Property” as used herein means (i) all patents, patent applications, patent disclosures and inventions (whether patentable or unpatentable and whether or not reduced to practice), (ii) all trademarks, service marks, trade dress, trade names, slogans, logos, and corporate names and Internet domain names, together with all of the goodwill associated with each of the foregoing, (iii) copyrights, copyrightable works, and licenses, (iv) registrations and applications for registration for any of the foregoing, (v) computer software (including but not limited to source code and object code), data, databases, and documentation thereof, (vi) trade secrets and other confidential information, (vii) other intellectual property, and (viii) copies and tangible embodiments of the foregoing (in whatever form and medium).

(m)          The Borrower is not in violation of the Organizational Documents, or in breach of or otherwise in default under, and no event has occurred which, with notice or lapse of time or both, would constitute such breach or other default in the performance of any agreement or condition contained in any agreement under which it may be bound, or to which any of its assets is subject, except for such breaches or defaults as would not have a Material Adverse Effect.

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(n)          The Borrower has timely filed, including pursuant to all extensions, all income and franchise tax returns required to be filed by any Governmental Authority (except where the failure to file would not have a Material Adverse Effect) and are not in default in the payment of any taxes which were payable pursuant to said returns or any assessments with respect thereto. There is no pending dispute with any taxing authority relating to any of such returns, and the Borrower has no knowledge of any proposed liability for any tax to be imposed upon its properties or assets.

(o)          The Borrower has not granted rights to develop, manufacture, produce, assemble, distribute, license, market or sell its products to any other Person except in the ordinary course of business and is not bound by any agreement that affects the exclusive right of the Borrower to develop, manufacture, produce, assemble, distribute, license, market or sell its products except in the ordinary course of business

(p)          The Borrower: (A) at all times has complied in all material respects with all Applicable Laws; (B) has not received any warning letter or other correspondence or notice from the FDA or any correspondence or notice from any other Governmental Authority alleging or asserting noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any Applicable Laws (together, the “Authorizations”); (C) possesses and complies in all material respects with the Authorizations, which are valid and in full force and effect; (D) has not received written notice that any Governmental Authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any Authorization and have no knowledge that any Governmental Authority is considering such action; (E) has filed, obtained, maintained or submitted all reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations, except as would not have a Material Adverse Effect; and (F) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to the Borrower’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

(q)          The studies, tests and preclinical and clinical trials conducted by or on behalf of the Borrower were and, if still pending, are being conducted in compliance in all material respects with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and all Applicable Laws and Authorizations, including, without limitation, the Federal Food, Drug and Cosmetic Act and the rules and regulations promulgated thereunder; the Borrower is not aware of any studies, tests or trials, the results of which the Borrower believes reasonably call into question any of its studies, tests or trial results and the Borrower has not received any written notices or correspondence from any Governmental Authority requiring the termination, suspension, or material modification of any such studies, tests or preclinical or clinical trials.

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(r)          The financial statements of the Borrower provided to the Lenders prior to the Disbursement Dates and indentified as subject to this subsection (r) together with the related notes fairly present the financial condition of the Borrower as of the dates indicated and the results of operations and changes in cash flows for the periods therein specified in conformity with GAAP consistently applied throughout the periods involved, subject, in the case of unaudited financial statements, to year-end adjustments; and, except as disclosed in such Schedule, there are no material off-balance sheet arrangements or any other relationships with unconsolidated entities or other persons, that may have a material current or, to the Borrower’s knowledge, material future effect on the Borrower’s financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenue or expenses.

(s)          The Borrower maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(t)          The Borrower has no Subsidiaries other than Eclat Pharmaceuticals LLC and its subsidiary, Talec LLC, a Delaware limited liability company.

(u)          The Supply Agreement and the License Agreement (as such terms are defined in Exhibit B hereto) are the only material contracts relating to the subject matter of such agreements.

(v)          The representations and warranties set forth in this Section 3.1 are applicable to the Borrower’s Subsidiaries.

Section 3.2           Borrower Acknowledgment. The Borrower acknowledges that it has made the representations and warranties referred to in Section 3.1 with the intention of persuading the Lenders to enter into the Transaction Documents and that the Lenders have entered into the Transaction Documents on the basis of, and in full reliance on, each of such representations and warranties. The Borrower represents and warrants to the Lenders that none of such representations and warranties omits any matter the omission of which makes any of such representations and warranties misleading.

Section 3.3           Representations and Warranties of the Lenders. Each Lender represents and warrants to the Borrower as of the date hereof that:

(a)          It is acquiring its Note for its account for investment, not as an agent or nominee, and not with a view to or for resale in connection with any distribution of the Notes.

(b)          Its Note must be held indefinitely unless they are subsequently registered under the Securities Act or an exemption for such registration is available.

(c)          Each Transaction Document to which it is a party has been duly authorized, executed and delivered by such Lender and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as such enforceability may be limited by (i) applicable insolvency, bankruptcy, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) applicable equitable principles (whether considered in a proceeding at law or in equity).

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ARTICLE 4

CONDITIONS OF DISBURSEMENT

Section 4.1           Conditions to the Disbursement. The obligation of the Lenders to make the Disbursement shall be subject to the fulfillment of the following conditions:

(a)          The Lenders shall have received the payment contemplated by Section 2.9 and executed counterparts of the Guaranties, the Royalty Agreement and the Security Agreements in form generally accepted in the commercial community for transaction comparable to those contemplated by the Transaction Documents dated, except for this Agreement, the Disbursement Date, and as to the Borrower, a certificate as to its Organizational Documents, and resolutions and incumbency; and

(b)          No Default or Event of Default has occurred or would result from the Disbursement.

ARTICLE 5

PARTICULAR COVENANTS AND EVENTS OF DEFAULT

Section 5.1           Affirmative Covenants. Unless the Lenders shall otherwise agree:

(i)          The Borrower shall and shall cause its Subsidiaries to maintain its existence and qualify and remain qualified to do its business as currently conducted, except where the failure to so maintain such qualification would not reasonably be expected to have a Material Adverse Effect.

(ii)         The Borrower shall and shall cause its Subsidiaries to comply in all material respects with all Applicable Laws, except where the necessity of compliance therewith is contested in good faith by appropriate proceedings or where the failure to comply would not have a Material Adverse Effect.

(iii)        The Borrower shall obtain and shall cause its Subsidiaries to make and keep in full force and effect all licenses, certificates, approvals, registrations, clearances, authorizations and permits required to conduct their businesses, except where the failure to do so would not have a Material Adverse Effect.

(iv)        The Borrower shall promptly notify the Lenders of the occurrence of (i) any Default or Event of Default and (ii) any claims, litigation, arbitration, mediation or administrative or regulatory proceedings that are instituted or threatened against the Borrower or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (iii) each event which, at the giving of notice, lapse of time, determination of materiality or fulfillment of any other applicable condition (or any combination of the foregoing), would constitute an event of default (however described) under any Transaction Document.

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(v)         (i) If SA is not required to file reports pursuant to the Exchange Act, the Borrower will cause SA to provide unaudited quarterly consolidated financial statements of SA and its Subsidiaries within 45 days after the end of each of the first three fiscal quarters of each calendar year, and audited annual consolidated financial statements of SA and its Subsidiaries within 120 days after the end of each calendar year prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and other presentation items and to normal year-end adjustments) with, in the case of annual financial statements, a report thereon by SA’s independent certified public accountants, (ii) SA will timely file with the SEC (subject to appropriate extensions made under the Exchange Act) any annual reports, quarterly reports and other periodic reports required to be filed pursuant to the Exchange Act, and (iii) SA and its Subsidiaries will provide to the Lenders copies of all documents, reports, financial data and other information that the Lenders may reasonably request.

Section 5.2           Negative Covenants. Unless the Lenders holding a majority in interest of the Notes shall otherwise agree:

(i)          The Borrower shall not and shall not permit any Subsidiary to (a) liquidate (other than Flamel Technologies Inc. which shall be promptly liquidated, and all proceeds thereof distributed to SA), provided that a Subsidiary may merge into the Borrower or any other Subsidiary, or dissolve (unless such Subsidiary ceases to own any operating assets or conduct business), or (b) enter into any merger, consolidation or reorganization, unless (x) the Borrower or a Subsidiary is the surviving corporation. The Borrower shall not maintain or establish any Subsidiary in the United States unless such Subsidiary executes and delivers to the Lenders a guarantee substantially in the form of the Guaranty if such Subsidiary is organized outside of the United States, in the form of a guaranty to the same effect as the Guaranty customary in the jurisdiction in which such Subsidiary is organized.

(ii)         The Borrower shall not and shall not permit any Subsidiary to (i) enter into any partnership, joint venture, syndicate, pool, profit-sharing or royalty agreement or other combination, or engage in any transaction with an Affiliate, whereby its income or profits are, or might be, shared with another Person, (ii) enter into any management contract or similar arrangement whereby a substantial part of its business is managed by another Person, or (iii) distribute, or permit the distribution of, any of its assets, including its intangibles, to any shareholder of the Borrower or an Affiliate of such shareholder.

(iii)        The Borrower shall not and shall not permit any Subsidiary to (a) create, incur or suffer any Lien upon any of its assets, now owned or hereafter acquired, except Permitted Liens or (b) assign, sell, transfer or otherwise dispose of, any Purchase Document, or the rights and obligations thereunder.

(iv)         The Borrower shall not and shall not permit any Subsidiary to create, incur, assume, guarantee or remain liable with respect to any Indebtedness, other than Permitted Indebtedness.

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(v)          The Borrower shall not and shall not permit any Subsidiary to acquire any assets (other than assets acquired in the ordinary course of business consistent with past practices), directly or indirectly, in one or more related transaction, for a consideration, in cash or other property (valued at its fair market value) greater than $500,000.

No provision of this Agreement or any other Transaction Document shall be construed to prohibit the Borrower (or otherwise require the consent of the Lenders) from entering into bona fide business development transactions with Persons who are not Affiliates of the Borrower, which transactions may include exclusive licenses of Borrower’s Intellectual Property to third party strategic partners.

Section 5.3           Major Transaction. The Borrower shall give the Lenders notice of the consummation of a Major Transaction involving SA (as such term is defined in the Warrants) on the shorter of 30 days prior to such consummation or 2 days following the public announcement thereof. Within 5 days after the receipt of such notice, the Lenders, in the exercise of their sole discretion, may deliver a notice to the Borrower (the “Put Notice”), that the Final Payment shall be due and payable upon consummation of such Major Transaction. If the Lenders deliver a Put Notice, then simultaneously with consummation of such Major Transaction, the Borrower shall make or cause to be made the Final Payment to the Lenders and upon the Lenders receipt of the Final Payment, the Obligations under this Agreement and the Notes. The Borrower shall take such steps as may be required to ensure that SA shall not consummate any Major Transaction until the Borrower complies with the provisions of this Section 5.3.

Section 5.4           General Acceleration Provision upon Events of Default. If one or more of the events specified in this Section 5.4 shall have happened and be continuing beyond the applicable cure period (each, an “Event of Default”), the Lenders, by written notice to the Borrower, may declare the principal of, and accrued and unpaid interest on, the Notes or any part of any of them (together with any other amounts accrued or payable under the Transaction Documents) to be, and the same shall thereupon become, immediately due and payable, without any further notice and without any presentment, demand, or protest of any kind, all of which are hereby expressly waived by the Borrower, and take any further action available at law or in equity, including, without limitation, the sale of the Loan and all other rights acquired in connection with the Loan:

(a)          The Borrower shall have failed to make payment of principal and interest under the Notes when due.

(b)          The Borrower shall have failed to comply with the due observance or performance of any covenant contained in any Transaction Document (other than the covenants described in (a) above), which failure shall have a Material Adverse Effect on the Borrower and such failure shall not have been cured by the Borrower within 30 days after receiving written notice of such failure from the Lenders.

(c)          Any representation or warranty made by the Borrower in any Transaction Document which would have a Material Adverse Effect shall have been incorrect, false or misleading as of the date it was made.

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(d)          (i)  The Borrower shall generally be unable to pay its debts as such debts become due, or shall admit in writing its inability to pay its debts as they come due or shall make a general assignment for the benefit of creditors; (ii) the Borrower shall declare a moratorium on the payment of its debts; (iii) the commencement by the Borrower of proceedings to be adjudicated bankrupt or insolvent, or the consent by it to the commencement of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization, intervention or other similar relief under any applicable law, or the consent by it to the filing of any such petition or to the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of all or substantially all of its assets; (iv) the commencement against the Borrower of a proceeding in any court of competent jurisdiction under any bankruptcy or other applicable law (as now or hereafter in effect) seeking its liquidation, winding up, dissolution, reorganization, arrangement, adjustment, or the appointment of an intervenor, receiver, liquidator, assignee, trustee, sequestrator (or other similar official), and any such proceeding shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing shall continue unstayed or otherwise in effect, for a period of ninety (90) days; (v) the making by the Borrower of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debt generally as they become due; or (vi) any other event shall have occurred which under any applicable law would have an effect analogous to any of those events listed above in this subsection.

(e)          One or more judgments against the Borrower or any Subsidiary or attachments against any of their respective property, which could have a Material Adverse Effect remain(s) unpaid, unstayed on appeal, undischarged, unbonded or undismissed for a period of 30 days from the date of entry of such judgment.

(f)          Any Authorization held by the Borrower from any Government Authority shall have been suspended, canceled or revoked and such suspension, cancellation or revocation shall not have been cured within 30 days.

(g)          Any authorization necessary for the execution, delivery or performance of any Transaction Document or for the validity or enforceability of any of the Obligations under any Transaction Document is not given or is withdrawn or ceases to remain in full force or effect.

(h)          The validity of any Transaction Document shall be contested by the Borrower, or any treaty, law, regulation, communiqué, decree, ordinance or policy of any jurisdiction shall purport to render any material provision of any Transaction Document invalid or unenforceable or shall purport to prevent or materially delay the performance or observance by the Borrower of the Obligations.

(i)          SA has failed to comply in any material respect with the reporting requirements of the Exchange Act, if applicable.

(j)          There is a failure to perform in any agreement to which the Borrower or any Subsidiary is a party with a third party or parties resulting in a right by such third party or parties to accelerate the maturity of any Indebtedness for borrowed money in an amount in excess of $50,000..

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(k)          If an Event of Default pursuant to Section 11(a) of the Warrants (as such term is defined in the Warrants) shall have occurred.

(l)          If an Event of Default under the Installment Sale Note dated March 12, 2012 from the Borrower to Eclat Holdings LLC in the principal amount of $12 million shall have occurred and such Note shall have been accelerated as a result thereof.

Section 5.5           Automatic Acceleration on Dissolution or Bankruptcy. Notwithstanding any other provisions of this Agreement, if an Event of Default under Section 5.4(d) shall occur, the principal of the Notes (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

Section 5.6           Recovery of Amounts Due. If any amount payable hereunder is not paid as and when due, the Borrower hereby authorizes the Lenders to proceed, to the fullest extent permitted by applicable law, without prior notice, by right of set-off, banker’s lien or counterclaim, against any moneys or other assets of the Borrower to the full extent of all amounts payable to the Lenders.

ARTICLE 6

MISCELLANEOUS

Section 6.1           Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile or by electronic mail and shall be effective five (5) days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, or when red by electronic mail (sender shall have received a “read by recipient” confirmation) in each case addressed to a party. The addresses for such communications shall be:

If to the Borrower:

Flamel US Holdings Inc.

699 Trade Center Blvd.

Chesterfield MO 63005

Phone: 636-449-1830

With copy to:

Stephen H. Willard, Esq.
2 West Newlands Street
Chevy Chase, MD 20815
Email: willardmd@aol.com

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If to the Lenders:

Deerfield Management Company, L.P.

780 Third Avenue, 37th Floor

New York, NY 10017

Fax: 212-599-3075

Email: dclark@deerfield.com

Attn: David J. Clark

With a copy to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, New York 10022
Fax: (212) 940-8776
Email: mark.fisher@kattenlaw.com
Attn: Mark I. Fisher, Esq.

Section 6.2           Waiver of Notice. Whenever any notice is required to be given to the Lenders or the Borrower under the any of the Transaction Documents, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

Section 6.3           Reimbursement of Legal and Other Expenses. If any amount owing to the Lenders under any Transaction Document shall be collected through enforcement of this Agreement, any Transaction Document or restructuring of the Loan in the nature of a work-out, settlement, negotiation, or any process of law, or shall be placed in the hands of third Persons for collection, the Borrower shall pay (in addition to all monies then due in respect of the Loan or otherwise payable under any Transaction Document) attorneys’ and other fees and expenses incurred in respect of such collection.

Section 6.4           Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to contracts made and to be performed in such State. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced exclusively in the state and federal courts sitting in the City of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the City of New York, borough of Manhattan for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. The parties hereby waive all rights to a trial by jury.

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Section 6.5           Successors and Assigns. This Agreement shall bind and inure to the respective successors and assigns of the Parties, except that Borrower may not assign or otherwise transfer all or any part of its rights under this Agreement or the Obligations without the prior written consent of the Lenders.

Section 6.6           Entire Agreement. The Transaction Documents contain the entire understanding of the Parties with respect to the matters covered thereby and supersede any and all other written and oral communications, negotiations, commitments and writings with respect thereto. The provisions of this Agreement may be waived, modified, supplemented or amended only by an instrument in writing signed by the authorized officer of each Party.

Section 6.7           Severability. If any provision of this Agreement shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. The Parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

Section 6.8           Counterparts. This Agreement may be executed in several counterparts, and by each Party on separate counterparts, each of which and any photocopies and facsimile copies thereof shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 6.9           Survival.

(a)          This Agreement and all agreements, representations and warranties made in the Transaction Documents, and in any document, certificate or statement delivered pursuant thereto or in connection therewith shall be considered to have been relied upon by the other Parties and shall survive the execution and delivery of this Agreement and the making of the Loan hereunder regardless of any investigation made by any such other Party or on its behalf, and shall continue in force until all amounts payable under the Transaction Documents shall have been fully paid in accordance with the provisions thereof, and the Lenders shall not be deemed to have waived, by reason of making the Loan, any Event of Default that may arise by reason of such representation or warranty proving to have been false or misleading, notwithstanding that the Lenders may have had notice or knowledge of any such Event of Default or may have had notice or knowledge that such representation or warranty was false or misleading at the time the Disbursement was made.

(b)          The obligations of the Borrower under Section 2.5 and the obligations of the Borrower and the Lenders under this Article 6 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

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Section 6.10         Waiver. Neither the failure of, nor any delay on the part of, any Party in exercising any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder, or under any agreement, document or instrument mentioned herein, preclude other or further exercise thereof or the exercise of any other right, power or privilege; nor shall any waiver of any right, power, privilege or default hereunder, or under any agreement, document or instrument mentioned herein, constitute a waiver of any other right, power, privilege or default or constitute a waiver of any default of the same or of any other term or provision. No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to the Lenders upon any default under this Agreement, or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein; nor shall the action of the Lenders in respect of any such default, or any acquiescence by it therein, affect or impair any right, power or remedy of the Lenders in respect of any other default. All rights and remedies herein provided are cumulative and not exclusive of any rights or remedies otherwise provided by law.

Section 6.11         Indemnity.

(a)          The Parties shall, at all times, indemnify and hold each other harmless (the “Indemnity”) and each of their respective directors, partners, officers, employees, agents, counsel and advisors (each, an “Indemnified Person”) in connection with any losses, claims (including the cost of defending against such claims), damages, liabilities, penalties, or other expenses arising out of, or relating to, the Transaction Documents, the extension of credit hereunder or the Loan or the use or intended use of the Loan, which an Indemnified Person may incur or to which an Indemnified Person may become subject (each, a “Loss”). The Indemnity shall not apply to the extent that a court or arbitral tribunal with jurisdiction over the subject matter of the Loss, and over the Lenders or the Borrower, as applicable, and such other Indemnified Person that had an adequate opportunity to defend its interests, determines that such Loss resulted from the gross negligence or willful misconduct of the Indemnified Person, which determination results in a final, non-appealable judgment or decision of a court or tribunal of competent jurisdiction. The Indemnity is independent of and in addition to any other agreement of any Party under any Transaction Document to pay any amount to the Lenders or the Borrower, as applicable, and any exclusion of any obligation to pay any amount under this subsection shall not affect the requirement to pay such amount under any other section hereof or under any other agreement.

(b)          Promptly after receipt by an Indemnified Person under this Section 6.11 of notice of the commencement of any action (including any governmental action), such Indemnified Person shall, if a Loss in respect thereof is to be made against the Borrower under this Section 6.11, deliver to the Borrower a written notice of the commencement thereof, and the Borrower shall have the right to participate in, and, to the extent the Borrower so desires, to assume control of the defense thereof with counsel mutually satisfactory to the Borrower and the Indemnified Person, as the case may be.

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(c)          An Indemnified Person shall have the right to retain its own counsel with the reasonable fees and expenses to be paid by the Borrower, if, in the reasonable opinion of counsel for the Lenders, the representation by such counsel of the Indemnified Person and the Borrower would be inappropriate due to actual or potential differing interests between such Indemnified Person and any other party represented by such counsel in such proceeding. The Borrower shall pay for only one separate legal counsel for the Indemnified Persons, and such legal counsel shall be selected by the Lenders. The failure to deliver written notice to the Borrower within a reasonable time of the commencement of any such action shall not relieve the Borrower of any liability to the Indemnified Person under this Section 6.11, except to the extent that the Borrower is actually prejudiced in its ability to defend such action. The indemnification required by this Section 6.11 shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as such expense, loss, damage or liability is incurred and is due and payable.

(d)          Without prejudice to the survival of any other agreement of any of the Parties hereunder, the agreements and the obligations of the Parties contained in this Section 6.11 shall survive the termination of each other provision hereof and the payment of all amounts payable to the Lenders hereunder.

Section 6.12         No Usury. The Transaction Documents are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration or otherwise, shall the amount paid or agreed to be paid to the Lenders for the Loan exceed the maximum amount permissible under applicable law. If from any circumstance whatsoever fulfillment of any provision hereof, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, then, ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any such circumstance the Lenders shall ever receive anything which might be deemed interest under applicable law, that would exceed the highest lawful rate, such amount that would be deemed excessive interest shall be applied to the reduction of the principal amount owing on account of the Loan, or if such deemed excessive interest exceeds the unpaid balance of principal of the Loan, such deemed excess shall be refunded to the Borrower. All sums paid or agreed to be paid to the Lenders for the Loan shall, to the extent permitted by applicable law, be deemed to be amortized, prorated, allocated and spread throughout the full term of the Loan until payment in full so that the deemed rate of interest on account of the Loan is uniform throughout the term thereof. The terms and provisions of this Section shall control and supersede every other provision of this Agreement and the Notes.

Section 6.13         Further Assurances. From time to time, the Borrower shall perform any and all acts and execute and deliver to the Lenders such additional documents as may be necessary or as requested by the Lenders to carry out the purposes of any Transaction Document or any or to preserve and protect the Lenders’ rights as contemplated therein.

Section 6.14         Action by the Lenders. Any consent, exercise of remedies or other action permitted to be taken by any Lender or the Lenders under this Agreement may be taken by the Required Lenders on behalf of such Lender or Lenders.

Section 6.15         Independent Transaction Documents. Each Transaction Document constitutes an independent agreement between the parties thereto (the “Transaction Parties”) and no Transaction Document shall be construed so as to affect the rights of the Transaction Parties to their rights and remedies under another Transaction Document.

25

Section 6.16         Currency. All amounts owing under this Agreement, the Notes and the Security Agreement shall be paid in Dollars

Section 6.17         Judgment Currency.

(i)          If, for the purpose of obtaining or enforcing judgment against the Borrower in any court in any jurisdiction with respect to any Transaction Document, it becomes necessary to convert into any other currency (such other currency being hereinafter in this Section 6.17 referred to as the “Judgment Currency”) an amount due in United States dollars, the conversion shall be made at the last exchange rate published in the Wall Street Journal on the business day immediately preceding (the “Exchange Rate”):

(a)          the date actual payment of the amount is due, in the case of any proceeding in the courts of New York or in the courts of any other jurisdiction that will give effect to payment being due on such date; or

(b)          the date on which the French or any other non U.S. court determines, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such payment is made pursuant to this Section 6.17 being hereinafter referred to as the “Judgment Payment Date”).

(ii)         If in the case of any proceeding in the court of any jurisdiction referred to in Section 6.17(i)(b) above, there is a change in the Exchange Rate on the date of calculation prevailing between the Judgment Payment Date and the date of actual payment of the amount due, the Borrower shall pay such adjusted amount as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the Exchange Rate prevailing on the date of payment, will produce the amount of United States dollars which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the Exchange Rate prevailing on the Judgment Payment Date.

(iii)        Any amount due from the Borrower under this Section 6.15 shall be due as a separate debt and shall not be affected by judgment being obtained for any other amount due under or in respect of this Agreement and/or the Note.

[SIGNATURE PAGE FOLLOWS]

26

IN WITNESS WHEREOF, the Lenders and the Borrower have caused this Agreement to be duly executed as of the 31st day of December 2012.

BORROWER:

FLAMEL US HOLDINGS INC.

By:	/s/ Michael S. Anderson
Name: Michael S. Anderson
Title: CEO

LENDERS:

DEERFIELD PRIVATE DESIGN FUND II, L.P.
By: Deerfield Mgmt, L.P., its General Partner
By: J. E. Flynn Capital, LLC, its General Partner

By:	/s/ James E.Flynn
Name: James E. Flynn
Title: President

DEERFIELD PRIVATE DESIGN INTERNATIONAL II, L.P.
By: Deerfield Mgmt, L.P., its General Partner
By: J. E. Flynn Capital, LLC, its General Partner

By:	/s/ James E.Flynn
Name: James E. Flynn
Title: President

27

SCHEDULE 1

LENDER	ALLOCATION OF DISBURSEMENT AND PREPAYMENTS

Deerfield Private Design Fund II, L.P.	46.6%

Deerfield Private Design International II, L.P.	53.4%

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Exhibit A

OID LEGEND

PROMISSORY NOTE

January [        ], 2013

FOR VALUE RECEIVED, Flamel US Holdings Inc., a Delaware corporation (the “Maker”), by means of this Promissory Note (this “Note”), hereby unconditionally promises to [      ] (the “Payee”), a principal amount equal to [            ], in lawful money of the United States of America and in immediately available funds, on the dates provided in the Facility Agreement.

This Note is a “Note” referred to in the Facility Agreement dated as of December 31, 2012 between the Maker, the Payee and the other parties thereto (as modified and supplemented and in effect from time to time, the “Facility Agreement”), with respect to the Loan made by the Payee thereunder. Capitalized terms used herein and not expressly defined in this Note shall have the respective meanings assigned to them in the Facility Agreement.

This Note shall bear interest on the principal amount hereof pursuant to the provisions of the Facility Agreement.

The Maker shall make all payments to the Payee of interest and principal under this Note in the manner provided in and otherwise in accordance with the Facility Agreement. The outstanding principal amount of this Note shall be due and payable in full on the Maturity Date.

If default is made in the punctual payment of principal or any other amount under this Note in accordance with the Facility Agreement, or if any other Event of Default has occurred and is continuing, this Note shall, at the Payee’s option exercised at any time upon or after the occurrence and during the continuance of any such payment default or other Event of Default and in accordance with the applicable provisions of the Facility Agreement, become immediately due and payable.

All payments of any kind due to the Payee from the Maker pursuant to this Note shall be made in the full face amount thereof. Subject to the terms of the Facility Agreement, all such payments will be free and clear of, and without deduction or withholding for, any present or future taxes. The Maker shall pay all and any costs (administrative or otherwise) imposed by the Maker’s banks, clearing houses, or any other financial institution, in connection with making any payments hereunder.

The Maker shall pay all costs of collection, including, without limitation, all reasonable, documented legal expenses and attorneys’ fees, paid or incurred by the Payee in collecting and enforcing this Note.

A-1

Other than those notices required to be provided by Payee to Maker under the terms of the Facility Agreement, the Maker and every endorser of this Note, or the obligations represented hereby, expressly waives presentment, protest, demand, notice of dishonor or default, and notice of any kind with respect to this Note and the Facility Agreement or the performance of the obligations under this Note and/or the Facility Agreement. No renewal or extension of this Note or the Facility Agreement, no release of any Person primarily or secondarily liable on this Note or the Facility Agreement, including the Maker and any endorser, no delay in the enforcement of payment of this Note or the Facility Agreement, and no delay or omission in exercising any right or power under this Note or the Facility Agreement shall affect the liability of the Maker or any endorser of this Note.

No delay or omission by the Payee in exercising any power or right hereunder shall impair such right or power or be construed to be a waiver of any default, nor shall any single or partial exercise of any power or right hereunder preclude the full exercise thereof or the exercise of any other power or right. The provisions of this Note may be waived or amended only in a writing signed by the Maker and the Payee. This Note may be prepaid in whole or in part in accordance with the provisions of the Facility Agreement.

This Note, and any rights of the Payee arising out of or relating to this Note, may, at the option of the Payee, be enforced by the Payee in the courts of the United States of America located in the Southern District of the State of New York or in any other courts having jurisdiction. For the benefit of the Payee, the Maker hereby irrevocably agrees that any legal action, suit or other proceeding arising out of or relating to this Note may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and hereby consents that personal service of summons or other legal process may be made as set forth in Section 5.1 of the Facility Agreement, which service the Maker agrees shall be sufficient and valid. The Maker hereby waives any and all rights to demand a trial by jury in any action, suit or other proceeding arising out of or relating to this Note or the transactions contemplated by this Note.

This Note shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed in such State, without giving effect to the conflicts of laws principles thereof other than Sections 5-1401 and 5-1402 of the General Obligations Law of the State of New York.

[Signature page follows]

A-2

IN WITNESS WHEREOF, an authorized representative of the Maker has executed this Note as of the date first written above.

FLAMEL US HOLDINGS INC.

By:
Name:
Title:

A-3

Exhibit B

(i) amounts receivable or received under Section 9 of the Supply Agreement for Commercial Supply entered into on September 30, 2011 by and between GSK (as defined therein) and Flamel Technologies SA (the “Supply Agreement”) and

(ii) amounts received or receivable under Article 3 of the License Agreement dated March 26, 2003 by and between GSK (as defined therein) and Flamel Technologies SA (the “License Agreement”)

B-1